AMIS Holdings Signs Agreement to Acquire Dspfactory Ltd to Strengthen DSP
Design Capabilities for Medical and Industrial Markets

AMI Semiconductor gains added experience in hardware and product design that will greatly benefit the company in the development of next-generation products

Pocatello, IDAHO (September 9, 2004) – AMIS Holdings Inc., parent company of AMI Semiconductor, (NASDAQ: AMIS), a designer and manufacturer of state-of-the-art integrated mixed-signal products and structured digital products for the automotive, medical and industrial sectors, today announced that it has signed an agreement to purchase substantially all of the assets of Dspfactory Ltd, a leading provider of ultra-low power digital signal processing (DSP) technology for digital hearing aids and other low-power medical devices based out of Waterloo, Ontario, Canada, for $42.35 million in cash and restricted stock, subject to certain purchase price adjustments, with a potential additional payment of $8.5 million in stock upon achievement of certain milestones before the end of 2006.

With this acquisition, AMIS gains leading edge mixed-signal DSP experience in hardware and product design, as well as software experience in algorithm development for the medical and industrial markets. The company will assume certain assets and liabilities of Dspfactory, including its facilities and operations based out of Waterloo and a design center in Marin, Switzerland, further expanding AMI Semiconductor’s reach into the North American and European markets.

“The Dspfactory acquisition will benefit our customers by further expanding the breadth of our already strong analog design expertise,” said Christine King, president and CEO of AMI Semiconductor. “We look forward to closing the transaction within the next 60 days and integrating Dspfactory into the AMIS team, significantly enhancing the company’s portfolio of solutions for real world medical and industrial applications.”

Dspfactory has developed a proprietary DSP-based mixed-signal platform with unique intellectual property. With this technology, AMIS will be able to provide increased DSP functionality in applications such as advanced hearing aids, implantable and diagnostic applications in the medical market and motor control applications in the industrial market. This will allow AMIS to provide greater customer value and expand its market reach. Additionally, with this low-power DSP technology now in-house, AMIS will be able to get to market faster with premier best-of-breed solutions for next-generation applications.

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“We do not expect this acquisition to impact earnings per share in the fourth quarter,” said Dave Henry, CFO of AMI Semiconductor. “Excluding the impact of amortization of acquisition-related intangibles, we expect this acquisition to be accretive to earnings per share by about $0.01 in 2005.”

“By joining the AMI Semiconductor team, we will leverage the strengths of both companies to provide leading medical and industrial solutions,” said Robert Tong, CEO of Dspfactory. “We believe our unique low-power DSP technology will take on a new life with AMIS and we look forward to a bright future as part of the company.”

About Dspfactory
Dspfactory Ltd is a leading provider of ultra-low power audio processing systems for portable and wearable devices. Many of the world’s top electronic device manufacturers rely on Dspfactory’s reconfigurable integrated circuit solutions to deliver exceptional audio performance. Dspfactory’s micro-miniature technology is optimized for digital hearing aids, wireless headsets and other portable, battery-powered devices. Dspfactory also provides development tools, training and audio expertise to accelerate the implementation of digital signal processing (DSP) solutions. Revenues for the 2005 fiscal year ending February 28, 2005 are expected to be approximately $18 million. Founded in 1998 and based in Waterloo, Ontario, Dspfactory has facilities in Canada and Switzerland. For more information, visit www.dspfactory.com.

About AMI Semiconductor
AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

Editorial Contact Information:
Helen Garrett	Tamera Drake
Shelton	AMI Semiconductor
Tel: 956-683-0121	Tel: 208.234.6890
E-Mail: hgarrett@sheltongroup.com	E-Mail: tamera_drake@amis.com